NOTICE OF FAILED REMARKETING

TO:  CEDE & CO.

CUSIP: G73537105

       Re: 5.875% Hybrid Capital Units of Scottish Re Group Limited (the "Company")

       Reference is made to the Purchase Contract Agreement, dated as of December 17, 2003, by and among the Company, The Bank of New York (successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank), as purchase contract agent and collateral agent (the "Purchase Contract Agreement"). Unless otherwise defined herein, terms defined in the Purchase Contract Agreement are used herein as defined therein.

       The Company has determined that it is, and expects to continue to be, unable to satisfy certain conditions precedent to the Remarketing that are contained in the Remarketing Agreement. As a result, pursuant to Section 5.02 of the Purchase Contract Agreement, a Failed Remarketing will occur and the Convertible Preferred Shares will not be remarketed. Hybrid Capital Unit Holders should note the following dates:

-------------------- -----------------------------------------------------------
February 6, 2007     o   Last day to create Treasury Units from Hybrid Capital
                         Units and recreate Hybrid Capital Units from Treasury
                         Units
-------------------- -----------------------------------------------------------
February 12, 2007    o   Company will issue a press release regarding the Failed
                         Remarketing
-------------------- -----------------------------------------------------------
February 13, 2007    o   Last day for Hybrid Capital Unit Holders upon a Failed
                         Remarketing to give notice of desire to settle the
                         Purchase Contract in cash
-------------------- -----------------------------------------------------------
February 14, 2007    o   Last day for Hybrid Capital Units Holders upon a Failed
                         Remarketing to deliver cash payment to the Collateral
                         Agent for settlement of the Purchase Contract in cash
-------------------- -----------------------------------------------------------
February 15, 2007    o   Settlement of Remarketing of Convertible Prefered
                         Shares

                     o   Purchase Contract Settlement Date
-------------------- -----------------------------------------------------------
May 18, 2007         o   Last day for Holders of Convertible Preferred Shares to
                         give notice of conversion
-------------------- -----------------------------------------------------------
May 21, 2007         o   Mandatory Redemption Date of Convertible Preferred
                         Shares
-------------------- -----------------------------------------------------------

       In the case of Hybrid Capital Unit Holders who elect not to settle in cash, the Company will, in accordance with applicable law and as contemplated by the Purchase Contract Agreement, exercise its rights as secured party to foreclose on its security interest in the Convertible Preferred Shares in satisfaction of such holder's obligation to purchase Ordinary Shares under the Purchase Contract Agreement, and will deliver to such holders Ordinary Shares pursuant to the Purchase Contract Agreement.

Date:  January 25, 2007

                                         THE BANK OF NEW YORK,
                                           as the Purchase Contract Agent

                                         /s/ Marcella Burgess
                                         --------------------------------
                                                  Authorized Signatory